Exhibit 5.2

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
May 24, 2013	Hong Kong	Shanghai
	Houston	Silicon Valley
Enduro Resource Partners LLC	London	Singapore
777 Main Street, Suite 800	Los Angeles	Tokyo
Fort Worth, Texas 76102	Madrid	Washington, D.C.
Milan

Re:     Enduro Royalty Trust – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Enduro Resource Partners LLC, a Delaware limited liability company (the “Company”), in connection with the filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) provide for the offering and sale by the Company of up to 19,800,000 units (the “Trust Units”) representing beneficial interests in Enduro Royalty Trust, a Delaware statutory trust (the “Trust”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus contained therein (the “Prospectus”) or any prospectus supplement thereto, other than as expressly stated herein.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have examined, among other things, the following:

(a)	the Certificate of Formation of the Company, as filed with the office of the Secretary of State of the State of Delaware on March 3, 2010;

(b)	the Amended and Restated Operating Agreement of the Company, dated July 22, 2011;

(c)	the Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware on May 3, 2011; and

May 24, 2013

(d)	the Amended and Restated Trust Agreement of the Trust, dated November 3, 2011, among the Company, The Bank of New York Mellon Trust Company, N.A., as trustee, and Wilmington Trust Company, as Delaware trustee (the “Trust Agreement”).

With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed further that the Trust is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power, authority and legal right to issue the Trust Units under the Trust Agreement. We are opining herein as to the Delaware Limited Liability Company Act, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, as of the date hereof:

1.	The Company is a limited liability company duly formed and validly existing under the laws of the State of Delaware with limited liability company power and authority to execute and deliver the Trust Agreement. With your consent, based solely on certificates from public officials, we confirm that the Company is validly existing and in good standing under the laws of the State of Delaware.

2.	The execution, delivery and performance of the Trust Agreement have been duly authorized by all necessary limited liability company action of the Company, and the Trust Agreement has been duly executed and delivered by the Company.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you, the Trust and persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

LATHAM & WATKINS LLP